Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A of Webstar Technology Group, Inc. (the “Company”) of our report dated April 14, 2023 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), with respect to the financial statements of the Company as of December 31, 2022, and for the year then ended, which is contained in this offering.

/s/ D. Brooks and Associates CPAs, P.A.

D. Brooks and Associates CPAs, P.A.

Palm Beach, FL

August 6, 2024